EXHIBIT 23
Consent of Independent Registered Public Accounting Firm
The Board of Directors and Shareholders of
HSBC USA Inc.:

We consent to the incorporation by reference in the Registration Statements (No. 333-180289, 333‑158385, 333‑133007, 333‑42421, 333‑42421‑01, 333‑42421-02, 333‑127603) on Form S‑3 of HSBC USA Inc. of our report dated March 4, 2013, with respect to the consolidated balance sheets of HSBC USA Inc. and subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of income (loss), comprehensive income (loss), changes in shareholders' equity, and cash flows for each of the years in the three‑year period ended December 31, 2012, and the consolidated balance sheets of HSBC Bank USA, National Association and subsidiaries as of December 31, 2012 and 2011, which report appears in the December 31, 2012 annual report on Form 10‑K of HSBC USA Inc.

/s/  KPMG LLP
New York, New York
March 4, 2013